Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

August 23, 2024

Board of Trustees

RLJ Lodging Trust

7373 Wisconsin Avenue, Suite 1500

Bethesda, MD 20814

To the addressee referred to above:

We are acting as counsel to RLJ Lodging Trust, a Maryland real estate investment trust (the “Company”), in connection with its registration statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the resale from time to time by the selling shareholders identified in the Registration Statement of up to 2,157,580 common shares of beneficial interest, par value $0.01 per share, of the Company, including (i) common shares that were issued to such selling shareholders pursuant to that certain Merger Agreement, dated as of February 1, 2011, by and among RLJ Lodging Fund II, L.P., RLJ Lodging Fund II (PF #1), L.P., RLJ Lodging Trust and RLJ Capital Partners II, LLC or that certain Merger Agreement, dated as of February 1, 2011, by and among RLJ Real Estate Fund III, L.P., RLJ Real Estate Fund III (PF #1), L.P., RLJ Lodging Trust and RLJ Capital Partners III, LLC, as applicable (the “Shares”), and (ii) up to 558,750 common shares (the “Redemption Shares”) that the Company may issue to certain holders of units of limited partnership interest (“OP units”) in RLJ Lodging Trust, L.P., and to any of their pledgees, donees, transferees or other successors in interest upon tender of OP units for redemption, which OP units were issued to certain selling shareholders pursuant to that certain Contribution Agreement, dated as of April 25, 2011, as amended, by and between RLJ Lodging Trust and RLJ Development, LLC. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). We also have assumed that the Shares have not been, and that the Redemption Shares will not be, issued in violation of the ownership limit contained in the Company’s Articles of Amendment and Restatement of Declaration of Trust, as amended. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hogan Lovells US LLP is a limited liability partnership registered in the state of Delaware. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Berlin Beijing Birmingham Boston Brussels Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Munich New York Northern Virginia Paris Philadelphia Riyadh Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Warsaw Washington, D.C. Associated Offices: Budapest Jakarta Shanghai FTZ. Business Service Centers: Johannesburg Louisville. For more information see www.hoganlovells.com

Board of Trustees RLJ Lodging Trust	- 2 -	August 23, 2024

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, and the Maryland General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares are validly issued, fully paid, and nonassessable and the Redemption Shares, if and when issued in accordance with the terms of the Amended and Restated Agreement of Limited Partnership, dated May 13, 2011, as amended, of RLJ Lodging Trust, L.P., will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement.  We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP